Exhibit 10.4
BIG LOTS 2012 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT FOR NONEMPLOYEE DIRECTORS

In accordance with the terms of the Big Lots 2012 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Award Agreement for Nonemployee Directors (“Agreement”) is entered into as of the Grant Date by and between you, the Participant, and the Company in connection with the Company's grant of the Restricted Stock to you. The Restricted Stock is subject to the terms and conditions of this Agreement and the Plan. To ensure that you fully understand the terms and conditions of this Award, you should carefully read the Plan and this Agreement.

Definitions

Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan. For purposes of this Agreement:

“Acceleration Event” means the earlier of the Participant's death or the Participant's Disability;

“Grant Date” means __________;

“Participant” means __________;

“Outside Date” means the Trading Day immediately preceding the Company's annual meeting of shareholders first following the Grant Date;

“Restricted Stock” means the __________ Shares underlying the Award made by this Agreement;

“Restriction Period” means the period commencing on Grant Date and continuing until the Outside Date;

“Termination of Employment or Service” means any act or event, other than an Acceleration Event, that causes the Participant to cease serving as a member of the Board of Directors; and

“Trading Day” means a day on which the principal national securities exchange on which the Shares are listed is open for business.

Description of the Restricted Stock

This Agreement describes the Restricted Stock you have been granted and the conditions that must be met before you may receive the Restricted Stock. The Restricted Stock is the Company's Shares that you will own after the Restricted Stock vests (i.e., all restrictions lapse) and you comply with the terms of this Agreement and the Plan. However, you will forfeit any rights in the Restricted Stock (i.e., they will not be transferred to you) to the extent you do not comply with the terms of this Agreement and the Plan. No portion of the Restricted Stock that has not vested may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the Restricted Stock

The Restriction Period shall lapse and your Restricted Stock will vest and be transferred to you without restriction on the earlier of (i) the Outside Date or (ii) the day on which an Acceleration Event occurs; provided, however, if your Termination of Employment or Service occurs before the Outside Date or the occurrence of an Acceleration Event, then this Agreement will expire and all of your rights in your Restricted Stock will be forfeited.

Rights in the Restricted Stock

Until the earlier of the date on which (i) your Restricted Stock vests in accordance with the terms of this Agreement and the Plan or (ii) this Agreement expires, your Restricted Stock will be held in escrow. The Company will defer distribution of any dividends that are declared on your Restricted Stock until the Restricted Stock vests. These dividends will be distributed at the same time your Restricted Stock vests or will be forfeited if your Restricted Stock does not vest.

During the Restriction Period, you may vote your Restricted Stock. This is the case even though your Restricted Stock will not be distributed to you unless and until your Restricted Stock vests.

Subject to the Company's insider trading policies and applicable laws and regulations, after you become vested in your Restricted Stock, you shall be free to deal with and dispose of the vested Restricted Stock, and you may request the Company's transfer agent to issue a certificate for such vested Restricted Stock in your name and free of any restrictions.

Tax Treatment of the Restricted Stock

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock.

This brief discussion of the U.S. federal tax rules that affect your Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company's understanding of U.S. federal tax laws and regulations in effect as of the Grant Date. Article 22 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your Restricted Stock on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your Restricted Stock vests. The amount of ordinary income you will recognize is the value of your Restricted Stock when it vests.

Any appreciation of your Restricted Stock after it vests could be eligible to be taxed at capital gains rates when you sell the common shares. If your Restricted Stock does not vest, your Restricted Stock will expire and no taxes will be due.

Section 83(b) Election

Subject to Section 8.6 of the Plan, you shall have the right to make an election under Section 83(b) of the Internal Revenue Code with respect to your Restricted Stock.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or a subsidiary to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your service as a member of the Board of Directors at any time or for any reason whatsoever; and this Agreement does not in any way affect any other agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity.

Acceptance

You hereby accept the Restricted Stock and acknowledge receipt of a copy of the Plan, as in effect on the Grant Date. By accepting the Restricted Stock, you agree to all of the terms and conditions of the Plan and this Agreement, and you agree to accept as binding, conclusive and final all determinations, decisions and interpretations of the Committee upon any issues arising under the Plan and/or this Agreement. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company's insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company's securities.

Accepted as of _______________________, 20___	BIG LOTS, INC.
"Participant"

_____________________________________	By: ______________________

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